Exhibit 99.1
For Immediate Release
Date: December 16, 2008

Contacts:	J. Williar Dunlaevy	Paul H. Bruce

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513

Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Announces Branch Office Acquisition
PITTSFIELD, MASSACHUSETTS, (December 16, 2008) — Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that the Bank had entered into a Purchase and Assumption Agreement with The Bank of Western Massachusetts (“BoWM”) to acquire certain assets and assume certain liabilities of a full-service branch office of BoWM located in Haydenville, Massachusetts (the “Office”). As of October 15, 2008, aggregate deposit liabilities related to the Office to be assumed by the Bank totaled approximately $12 million. The Bank has agreed to pay a premium of 4% of the deposits on the acquisition date. No customer loans are being transferred in connection with the transaction. The proposed acquisition of the Office is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals. The Bank intends to consummate its purchase and assumption transaction during the first quarter of 2009.
“We look forward to working with the customers and employees of the Haydenville office to carry forward Legacy’s traditions of strong community banking and premier customer service,” commented J. Williar Dunlaevy, Chairman and Chief Executive Officer of the Company and Legacy.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 193 people and has seventeen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.

FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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